Exhibit 3

                             ARTICLES OF AMENDMENT

                                       OF

                         TUCSON ELECTRIC POWER COMPANY


1.   The name of the corporation is Tucson Electric Power Company.

2.   Attached hereto as Exhibit A is the text of each amendment adopted.

3. Exhibit A contains provisions for implementing the exchange, reclassification or cancellation of issued shares provided for therein.

4.   The amendment was adopted the 1st day of March, 1996.

5. The amendment was approved by the shareholders. There is one voting group eligible to vote on the amendment. The designation of voting group entitled to vote separately on the amendment, the number of votes in such group, the number of votes represented at the meeting at which the amendment was adopted and the votes cast for and against the amendment were as follows:

     The voting group consisting of 160,723,702 outstanding shares of Common Stock is entitled to 160,666,976 votes. There were 137,858,917 votes present at the meeting. The voting group cast 124,160,826 votes for and 11,277,640 votes against approval of the amendment. The number of votes cast for approval of the amendment was sufficient for approval by the voting group.

     Dated as of this 17th day of May, 1996.

                              TUCSON ELECTRIC POWER COMPANY

                              By
                                Charles E. Bayless
                                President


                              By
                                Dennis R. Nelson
                                Secretary

STATE OF ARIZONA    )
                    ) ss. Tucson
COUNTY OF PIMA      )

     The foregoing instrument was acknowledged before me this 17th day of May, 1996, by Charles E. Bayless and Dennis R. Nelson, President and Secretary of Tucson Electric Power Company, an Arizona corporation, on behalf of the corporation.


                                        Notary Public

My Commission Expires:














                                                                       EXHIBIT A

                         TUCSON ELECTRIC POWER COMPANY

                AMENDMENT TO ARTICLE FOURTH OF RESTATED ARTICLES
                      OF INCORPORATION TO READ AS FOLLOWS
FOURTH:   The total number of shares of Capital Stock of all classes which the
Corporation shall have authority to issue is Seventy-Six Million (76,000,000) shares, divided into:

          One Million (1,000,000) shares of Preferred Stock without par value;
          and

          Seventy-Five Million (75,000,000) shares of Common Stock without par value.

     (1) Each share of the Corporation's Common Stock without par value issued and outstanding immediately prior to the time of effectiveness of this Amendment to the Restated Articles of Incorporation of the Corporation (the "Effective Time") is hereby reclassified and changed into one-fifth (1/5) of one (1) share of the Corporation's Common Stock without par value (shares of Common Stock issued and outstanding immediately prior to the Effective Time being hereinafter called "Old Shares" and shares of Common Stock issued and outstanding at and after the Effective Time being hereinafter called "New Shares"); provided, however, that with respect to each holder of Old Shares such reclassification shall be effected on the basis of the total number of Old Shares held by such holder and, if such reclassification would result in any holder of Old Shares becoming the holder of a fractional share interest in a New Share, then the number of New Shares into which such holder's Old Shares are reclassified shall be rounded upward to the nearest whole share.

     (2) Each holder of certificates representing Old Shares shall be entitled, upon surrender of such certificates to the Corporation or any transfer or exchange agent for cancellation, to receive a new certificate or certificates representing the number of fully paid and nonassessable New Shares into which such Old Shares have been reclassified and changed. Until so presented and surrendered, certificates for Old Shares shall, except as provided in the following sentence, be deemed for all purposes to evidence the ownership of the number of New Shares into which such Old Shares have been reclassified pursuant to paragraph 1 hereof. The holder of any certificate for Old Shares shall not be paid any distributions payable on the Common Stock to which such holder shall otherwise be entitled until such holder surrenders such certificate in exchange for a certificate or certificates representing New Shares.